Exhibit 99.1

UNIFY REPORTS RECORD REVENUE AND PROFITABILITY FOR
FISCAL 2008 SECOND QUARTER

  Total Revenue Increases 126% Over Q207
  Software License Revenue Increases 146% Over Q207
  Services Revenue Increases 115% Over Q207
  Operating Income of $954,000
  Profitability with Net Income of $692,000; EPS of $0.10
  Increases Annual Revenue and EBITDA Guidance

SACRAMENTO, Calif., – November 29, 2007 – Unify Corp. (OTC BB: UFYC), a global provider of application modernization software, today announced financial results for its second quarter of fiscal 2008, ended October 31, 2007.

Fiscal Second Quarter 2008 Highlights:

  Total revenue increased 126% year-over-year to $4.9 million.

  Software license revenue increased 146% year-over-year to $1.9 million.

  Services revenue increased 115% year-over-year to $3.0 million.

  Income from operations of $954,000 versus $205,000 a year ago.

  Net income of $692,000 versus a net loss of $187,000 a year ago.

  Earnings per share of $0.10 versus a loss per share of $0.03 a year ago.

  Adjusted EBITDA of $1.3 million versus $255,000 a year ago.

  Company signed 63 new customers in its database and development business.

  Company signed EMC as partner in Composer initiative.

Business Discussion:

“Our second quarter results were driven by the 146 percent growth we reported in our new software license revenues as a result of organic and acquisition related growth - the largest growth we’ve experienced in years,” said Todd Wille, CEO of Unify. “Our recurring maintenance revenues, which represented 55 percent of total Q2 revenues, also remained strong with renewals in excess of 95 percent. In addition, we achieved profitability for the first time in six quarters, reporting net income of $692,000 or $0.10 per share.”

Mr. Wille continued, “We experienced strong growth in our database and development software business. We added 63 new customers, bringing the total new customers for the first half of our fiscal year to 142. We had nearly 350 attendees at our developer conferences compared to 135 at the conferences last year, validating the growing interest we are experiencing for our database and development products from both brand new customers as well as existing customers. In addition, we launched two new products during the quarter, SQLBase 11 and Team Developer 5.1, which are driving new customer acquisition and further penetration into our customer base, as well as sustaining a solid maintenance stream.

“In our application modernization business, we formed a significant partnership with EMC Corp., a world leader in information infrastructure solutions. EMC has a strategic practice focused on transitioning Lotus Notes customers to Microsoft technologies. Through this partnership, Unify and EMC will now be able to provide application migration services to large global companies looking to migrate custom, complex, legacy Lotus Notes applications to the Microsoft platform.

“Also in our second quarter, we were selected as a strategic partner for the Microsoft Global Seminar Series for Lotus Notes Customers, a road show focused on educating Microsoft partners and the world's largest IT customers about transitioning to the Microsoft framework. Thru today, we have presented to over a hundred Microsoft field and partner sales executives who are focused on the Lotus Notes migration initiative and several dozen Lotus Notes customers looking for ways to transition off of Notes. We see both of these partnerships as significant steps in growing our application modernization service offering,” commented Wille.

Financial Results:

The company reported total revenues in the second quarter of fiscal 2008 of $4.9 million, up 126% as a result of organic and acquisition related growth when compared to $2.2 million in the second quarter of fiscal 2007. Software licenses revenue increased 146%, to $1.9 million, compared to $785,000 for the fiscal second quarter in 2007. Services revenue was up 115%, to $3.0 million for the quarter, compared to $1.4 million for the same quarter of fiscal 2007.

Net income was $692,000 or $0.10 per share compared to a net loss of $187,000 or $0.03 loss per share in the second quarter of fiscal 2007.

For the six month period of fiscal 2008, the Company reported total revenues of $8.9 million, up 127 percent as a result of organic and acquisition related growth, compared to $2.2 million for the same period of fiscal 2007. Software licenses revenue for the six month period increased 189 percent to $3.4 million, compared to $1.2 million for the same period of fiscal 2007. Services revenue was up 101 percent, to $5.5 million, compared to $2.7 million for the same period last year.

Net income for the six month period of fiscal 2008 was $473,000 or $0.07 per share, compared to a net loss of $941,000 or $0.16 loss per share for the same period of fiscal 2007.

Adjusted EBITDA for the second quarter was $1.3 million compared to $255,000 last year. Adjusted EBITDA for the first six months of fiscal 2008 was $1.65 million compared to a negative $5,000 for the same period last year. Adjusted EBITDA is calculated by taking the Company’s operating income and adjusting for depreciation and amortization, non-cash stock-based compensation and other charges. The Company believes that this non-GAAP measure, viewed in addition to and not in lieu of the Company's reported GAAP results, provides useful information to investors because it is an integral part of the Company's internal evaluation of operating results.

Unify ended its fiscal 2008 second quarter with total cash and cash equivalents of $1.7 million, compared to $1.4 million at October 31, 2006 and $2.1 million at April 30, 2007.

During the first six months of fiscal 2008, the Company made over $650,000 of acquisition- related payments, which impacted the second quarter ended cash balance. Fully diluted share count used for GAAP earnings per share calculations in the fiscal second quarter was 2008 was 6.6 million.

Fiscal 2008 Annual Guidance Update

Wille concluded, “As a result of the momentum we are seeing in our software business, we are increasing our annual guidance for fiscal 2008 as follows: revenue is expected to be in the range of $17 million to $18 million and EBITDA is expected to be in the range of $2.75 million to $3.25 million.”

Fiscal 2007

In conjunction with the sale of the Company’s insurance division in November 2006 last year, the Company accrued $734,000 as additional consideration for the original purchase of the insurance division. As a part of routine discussions with the Company’s auditors during the quarterly review of the second quarter ended October 31, 2007, the auditors informed the Company this additional consideration paid for the original purchase of the insurance division should be categorized as expense during the third quarter of fiscal 2007, instead of as additional consideration. Based on this information, the Company may need to restate fiscal 2007 results to re-categorize the $734,000 as an expense which would increase last year’s audited net loss of $2.4 million to $3.2 million. There is no change to the April 30, 2007 total stockholder’s equity balance or any other impact on the Company’s fiscal 2007 audited financial statements. The $734,000 in accrued additional consideration has been fully paid. Additionally, the anticipated revision will have no impact on the Company’s fiscal 2008 operations or results.

Investor Conference Call:

Unify management will host a conference call today, November 29, 2007, at 2:00 p.m. PT (5:00 p.m. ET) to review the fiscal second quarter 2008 financial results.

The call can be accessed by dialing (800) 218-8862 or (303) 262-2190, and giving the pass code “UNIFY.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.unify.com in the Investor Relations section of the site.

About Unify

Unify is a global provider of application modernization software that enables Service-Oriented Architecture (SOA). Unify allows an organization to modernize mission critical applications while maximizing its legacy investments throughout the enterprise. Unify’s enterprise software portfolio enhances SOA environments by improving application time-to-market metrics, increasing collaboration and service-enabling legacy information. Headquartered in Sacramento, Calif., Unify has offices in London, Munich, Paris and Sydney. Visit www.unify.com or email us at info@unify.com.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our product and service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

UNIFY CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2007	2006	2007	2006
Revenues:
Software licenses	$1,932	$785	$3,396	$1,176
Services	3,017	1,405	5,514	2,748
Total revenues	4,949	2,190	8,910	3,924

Cost of Revenues:
Software licenses	46	31	93	69
Services	296	256	491	532
Total cost of revenues	342	287	584	601
Gross profit	4,607	1,903	8,326	3,323

Operating Expenses:
Product development	796	391	1,708	767
Selling, general and administrative	2,857	1,307	5,556	2,665
Total operating expenses	3,653	1,698	7,264	3,432
Income (loss) from operations	954	205	1,062	(109)
Other income (expense), net	(163)	86	(480)	109

Income from continuing operations before income taxes	791	291	582	-
Provision for income taxes	99	-	109	-
Income from continuing operations	692	291	473	-
Loss from discontinued operations	-	(478)	-	(941)
Net income (loss)	$692	$(187)	$473	$(941)

Net income (loss) per share:
Basic earnings per share:
Continuing operations	$0.11	$0.05	$0.08	$-
Discontinued operations	—	(0.08)	—	(0.16)
Net income (loss)	$0.11	$(0.03)	$0.08	$(0.16)

Dilutive earnings per share:
Continuing operations	$0.10	$0.05	$0.07	$-
Discontinued operations	—	(0.08)	—	(0.16)
Net income (loss)	$0.10	$(0.03)	$0.07	$(0.16)

Shares used in computing net income (loss) per share:
Basic	6,100	5,905	6,068	5,905
Dilutive	6,627	5,905	6,502	5,905

RECONCILIATION OF GAAP TO NON-GAAP
(In thousands)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2007	2006	2007	2006
GAAP operating income (loss)	$954	$205	$1,062	$(109)

Amortization of intangible assets	219	-	403	-
Depreciation	44	37	96	75
Stock based compensation expenses	44	13	87	29
Total adjustments to GAAP operating income	307	50	586	104

Non-GAAP operating income (loss) - Adjusted EBITDA	$1,261	$255	$1,648	$(5)

UNIFY CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31,	April 30,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$1,694	$2,064
Accounts receivable, net	3,925	4,227
Prepaid expenses and other current assets	444	520
Assets of discontinued operations held for sale	6,063	6,811
Total current assets

Property and equipment, net	189	229
Other investments	39	214
Goodwill	6,019	5,667
Intangibles, net	2,564	2,643
Other assets, net	297	474
Total assets	$15,171	$16,038

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$519	$620
Current portion of long term debt	1,211	1,361
Accrued compensation and related expenses	939	804
Other accrued liabilities	1,119	1,792
Deferred revenue	4,611	5,577
Total current liabilities	8,399	10,154

Long term debt, net	4,300	4,910
Other long term liabilities	114	121

Commitments and contingencies	—	—

Total stockholders’ equity	2,358	853
Total liabilities and stockholders’ equity	$15,171	$16,038